UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2020, Jeff Nugent, Chief Executive Officer of Sientra, Inc. (“Sientra” or the “Company”), and Paul Little, the Company’s SVP, Chief Financial Officer and Treasurer, voluntarily instituted a temporary reduction of 25% and 10%, respectively, in base salary otherwise payable to such executive. This salary reduction is not intended to reduce any benefits otherwise provided to Messrs. Nugent and Little and will not modify other rights under any applicable employment agreements or arrangements for Messrs. Nugent and Little determined by reference to their respective base salary, and those agreements and arrangements will continue to be applied based on the base salary in effect prior to this reduction, except to the extent required by law.

Item 7.01.Regulation FD Disclosure.

Due to the ongoing impact of the coronavirus (“COVID-19”) pandemic, Sientra is withdrawing its full year 2020 revenue guidance, originally disclosed on March 11, 2020.  Due to the uncertain scope and duration of the COVID-19 pandemic, and unknown timing of global recovery and economic normalization, the Company is unable to estimate the overall impact on its operations and financial results, which could be material.  Sientra plans to provide additional information in its first quarter 2020 earnings release and conference call.

The Company has acted quickly in recent weeks to implement a number of measures designed to ensure business continuity, reduce operating expense, preserve cash, and position Sientra for continued sustained growth once the economic impact of COVID-19 pandemic becomes clearer.

The safety of Sientra’s employees and customers remains paramount, and the Company has restricted all non-essential business travel and required that all employees, other than those related to manufacturing and order fulfilment, work from home.  Sientra’s breast implant and tissue expander manufacturing operations, as well as its distribution center, continue to operate in support of customers’ needs and subject to specific protocols designed to implement and enforce social distancing and minimize contact among employees.

The Company has also taken pre-emptive steps to curtail spending, including implementing company-wide hiring restrictions, temporary pay reductions for all management-level employees (in addition to Messrs. Nugent and Little as disclosed in Item 5.02 above), reducing discretionary spending, reducing capital expenditures, and delaying non-essential projects. The Company has also placed select employees on furlough, and will continue to do so as management determines necessary.  The Company’s miraDry segment will focus on driving high margin, bioTip utilization to its existing installed base combined with a controlled placement of consoles, and will realign and reduce its global salesforce and manufacturing operations consistent with this focus.

Management continues to closely monitor the situation and identify additional areas of expense reduction in the event of a prolonged recovery from the COVID-19 pandemic.

As of December 31, 2019, Sientra had cash and cash equivalents, and restricted cash balance of $88 million.  On March 11, 2020 the Company announced that it has closed a $60 million convertible notes financing with a fund managed by Deerfield Management Company L.P.

Item 8.01Other Events.

The Company is updating the risk factors previously described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, or coronavirus, may materially and adversely affect our business, our operations and our financial results.

The recent outbreak of COVID-19 originated in Wuhan, China, in December 2019 and has since spread to multiple countries, including the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. Pandemics, like COVID-19, or other outbreaks of infectious disease may result in a period of business disruption, including reduced sales as patients might cancel or defer elective procedures or otherwise avoid medical facilities, resulting in reduced patient volumes and operating revenues. For example, the spread of COVID-19 has resulted in travel restrictions which impact medical tourism and our sales professionals’ ability to travel. In addition, hospitals may limit access for non-patients, including our sales professionals, which could negatively impact our access to physicians. A significant percentage of our products are utilized in elective surgeries or procedures, which may be deferred or avoided altogether due to COVID-19 outbreak. Governmental agencies and hospital administrators may also instruct hospitals to postpone some elective procedures in preparation for COVID-19-related hospitalizations. The spread of COVID-19, or another infectious disease, could also result in delays or disruptions in our supply chain or adversely affect our manufacturing facilities and personnel. The COVID-19 outbreak continues to be fluid and uncertain, making it difficult to forecast the final impact it could have on our future operations or financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: April 7, 2020	By:	/s/ Jeffrey M. Nugent
Jeffrey M. Nugent
Chairman of the Board of Directors and Chief Executive Officer